Exhibit 10.1

AMENDMENT NO. 1 TO BINDING MEMORANDUM OF UNDERSTANDING

AMENDMENT NO. 1 TO BINDING MEMORANDUM OF UNDERSTANDING (this “Amendment”) dated as of October 1, 2007 by and among Valley View Downs, L.P., a Pennsylvania limited partnership (the “Partnership”), Centaur Pennsylvania, LLC, an Indiana limited liability company (“Centaur”), PREIT-Rubin, Inc., a Delaware corporation (the “Developer”) and PR Valley View Downs, L.P., a Pennsylvania limited partnership (“PREIT”).

Background

The Partnership has submitted an application for a Harness Racing License in the Commonwealth of Pennsylvania (the “Racing License”) with the intent to construct a facility for harness racing (the “Track”) on real property located in Beaver County, Pennsylvania (the “Property”). If awarded the Racing License, the Partnership intends to apply for an alternative gaming license (the “Alternative Gaming”) and to construct the facilities for operating Alternative Gaming at the Track (the Track and Alternative Gaming facilities on the Property, collectively, the “Improvements”).

The Partnership, Centaur and PREIT entered into a Binding Memorandum of Understanding (the “MOU”) dated October 7, 2004 pursuant to which, inter alia, PREIT made certain payments to the Partnership and agreed to make additional payments to the Partnership, the Partnership agreed to purchase some of the Property and enter into options to acquire portions of the Property, PREIT agreed to acquire the Property and lease it to the Partnership pursuant to a ground lease (the “PREIT Lease”), the Partnership and the Developer agreed to enter into a Development Agreement pursuant to which the Developer would provide customary management services for all aspects of the development and construction phases of the Improvements, and the parties agreed to enter into a Contribution Agreement and other definitive documents to implement the provisions of the MOU.

The Partnership, or an affiliate of the Partnership and/or Centaur, expects to be awarded or to acquire a Racing License and a license for Alternative Gaming in Pennsylvania that permits the construction of the Improvements at the Property or a location different from the location specified in the Partnership’s Application for a Racing License (the “Alternative Location”). The Partnership, Centaur, Developer and PREIT desire to amend the MOU to eliminate further contributions by PREIT, to terminate PREIT’s right to purchase the Property and lease the Property to the Partnership pursuant to the MOU and PREIT Lease, to terminate PREIT’s right to purchase the Alternative Location and lease the Alternative Location pursuant to the MOU and the PREIT Lease and to eliminate certain other provisions of the MOU, but the parties have agreed to retain the Developer to provide customary management services for all aspects of the development and construction phases of the Improvements (such construction of the Improvements at the Property or the Alternative Location are referred to herein as the “Project”). Capitalized terms used herein and not defined shall have their respective meanings set forth in the MOU.

IN WITNESS WHEREOF, the parties hereto, intending to be legally bound hereby, agree as follows:

1. Deleted Provisions. Section 2, the last sentence of Section 11, the first sentence of Section 12, Section 14 and Section 17 the MOU and all Exhibits to the MOU are hereby deleted from the MOU in their entirety.

2. Initial PREIT Payment. Section 3 of the MOU is hereby deleted in its entirety and the following is substituted in lieu thereof:

“3. Initial PREIT Payment. Upon execution of the MOU, PREIT paid the Partnership the sum of $982,988 (the “Initial PREIT Payment”) on account of the total funds which PREIT would be required to advance for the acquisition of the Property and the Improvement Allowance under the PREIT Lease. There shall be no interest payable on the Initial PREIT Payment from the date on which it was advanced until execution of this Amendment. Interest shall accrue on the Initial PREIT Payment from the date of this Amendment at the rate of ten percent (10%) per annum. The Licensee (as defined in Section 4) shall repay the Initial PREIT Payment, together with interest accrued on the Initial PREIT Payment, in twenty-four (24) equal consecutive monthly installments commencing on the earlier of (i) the date which is sixty (60) days after the commencement of Alternative Gaming at the Property or (ii) October 1, 2014 and continuing until twenty-four (24) monthly payments have been paid, each payment to be calculated as follows: on the day before the day on which the first payment is due, accrued interest shall be added to the Initial PREIT Payment and the total shall be multiplied 0.0461449. The product shall be the monthly installment amount. By way of example, assume that the sixtieth (60th) day after the commencement of Alternative Gaming is one (1) year following the execution of this Amendment. In such event, each monthly installment payment would be $49,895.87 ($982,988 x 110% x 0.0461449 = $49,895.87).

3. Termination of Right to Purchase and Lease the Property. Section 4 and Section 5 of the MOU are hereby deleted in their entirety and the following is substituted in lieu thereof:

“4. Termination of Certain Rights. The Racing License and license for Alternative Gaming will authorize the Partnership, Centaur or an affiliate of either (the entity holding such licenses, the “Licensee”) to construct and develop the Project at either the Property or the Alternative Location. The Partnership, Centaur, PREIT and the Developer desire to terminate PREIT’s rights to purchase the Property or the Alternative Location and enter into the PREIT Lease with respect thereto. Accordingly, PREIT surrenders, waives and terminates its rights to purchase the Property or the Alternative Location, to enter the PREIT Lease with respect thereto and any other rights and obligations associated with the Project, except those rights and obligations specifically contained in the Development Agreement. As consideration to PREIT to surrender, waive and terminate its rights as aforesaid, the Licensee agrees to pay PREIT Fifty Seven Million Dollars ($57,000,000) (the “Termination Amount”) payable as follows: one hundred eight (108) consecutive monthly installments of Two Hundred Fifty Thousand Dollars ($250,000) each, commencing on March 1, 2010, and continuing thereafter on the first day of each succeeding month to and including February 1, 2019, plus a final installment of Thirty Million Dollars ($30,000,000) payable on March 1, 2019. The parties agree that the Termination Amount includes an imputed interest factor of twelve percent (12%) per annum from the date of the execution of this Amendment to the date of payment of any installment, which interest factor is part of, and not in addition to, the installment amounts described above.”

4. Development Agreement. Section 6 of the MOU is hereby deleted in its entirety and the following is substituted in lieu thereof:

“6. Development Agreement. Upon the award of a Racing License to, or the acquisition of a Racing License by, the Licensee, the Licensee will enter into a Development Agreement with the Developer pursuant to which the Developer shall agree to provide customary management services for all aspects of the development and construction phases of the Project, as reasonably directed by the Licensee, including, without limitation, conducting all bid processes, selecting contractors, negotiating contractor agreements and bonds, procuring insurance, bonding and licensing, architectural and engineering planning, design and approval, monitoring and authorizing contractor progress payments and services, on-site supervision of all construction activities, reporting to the Licensee and the applicable regulatory authorities as directed by the Licensee. The Development Agreement will also provide that all contracts will be in the name and for the account of the Licensee, all project personnel will be employees of the Licensee, the Licensee will purchase liability insurance (naming the Developer as an additional insured) and builders’ risk insurance and the liability of the Developer shall be limited to its fees unless such liability is a result of Developer’s fraud, gross negligence or willful misconduct.

“The fee (“Development Fee”) for such services shall be Three Million Dollars ($3,000,000), and shall accrue and be payable as follows: One Hundred Twenty Five Thousand Dollars ($125,000) per month shall accrue beginning on October 1, 2007 and continuing through September 1, 2009, such accrued Development Fee to be paid as set forth below: Seventy-Five Thousand Dollars ($75,000) per month shall be paid beginning on April 1, 2009 and continuing thereafter on the first day of each succeeding month to and including August 1, 2009; thereafter, Five Hundred Thousand Dollars ($500,000) per month shall be paid on September 1, 2009 and continuing thereafter on the first day of each succeeding month to and including January 1, 2010; and a final payment of One Hundred Twenty Five Thousand Dollars ($125,000) shall be paid on February 1, 2010. The Development Agreement shall provide, as a part of the Development Fee, that a senior executive of the Developer will be responsible for overseeing the Project, the Project shall be his primary assignment, and such senior executive will devote sufficient time and attention to the Project to properly supervise the performance of PREIT’s obligations under the Development Agreement. Rich Zeigler will be the senior executive of the Developer responsible for overseeing the Project. If Rich Zeigler is no longer employed by the Developer or an affiliate, or if the Licensee requests that Rich Zeigler be removed from the Project, or if, with the consent of the Licensee, which consent shall not be unreasonably withheld, conditioned or delayed, the Developer desires to replace Rich Zeigler with a different senior executive, the new senior executive responsible for overseeing the Project shall be subject to the mutual agreement of the Licensee and the Developer. The Development Agreement shall otherwise be substantially in the form attached hereto as Exhibit A.”

5. Overdue Interest. If any installment payment of the Termination Amount or the Development Fee is not paid when due, such overdue installment shall bear interest, calculated on the basis of a 360 day year, from the date due until the date paid at the prime rate of interest set forth in the Money Rates column of The Wall Street Journal plus five percent (5%) per annum, compounded annually (the “Overdue Interest”). Notwithstanding the foregoing, no Overdue Interest shall be payable if any installment payment of the Development Fee or the Termination Amount is not paid when due unless PREIT or the Developer, as the case may be, shall have given the Licensee written notice of such failure to pay such installment and such overdue installment has not been paid within five (5) days following the giving of such written notice; provided, however, no such notice need be given and no such period of grace shall be allowed more than twice in any twelve (12) month period. For the purposes of this section, written notice shall include a notice sent by facsimile transmission or by email, in each case addressed to the President or other senior executive of the Licensee.

6. Unsuitability. Section 7 and Section 8 of the MOU are hereby deleted in their entirety and the following is substituted in lieu thereof:

“7. Regulatory Approval of Development Agreement, MOU and Amendment; Unsuitability. The parties acknowledge that the Licensee’s ability to construct the Improvements are subject to the approval of the Pennsylvania State Harness Racing Commission and the Pennsylvania Gaming Control Board (the “Regulatory Authority”). The Licensee shall disclose the terms and provisions of the Development Agreement, MOU and the Amendment (collectively, the Project Documents”) to the Regulatory Authority and PREIT shall co-operate with the Licensee in obtaining any approvals from the Regulatory Authority with respect thereto as is required. PREIT and the Developer shall, upon the written request of the Licensee or the Regulatory Authority, promptly file and submit all applications and information as Centaur advises are reasonably necessary to enable the Licensee to obtain the Regulatory Authority’s approval of the Project Documents. PREIT and the Developer’s obligations shall include taking reasonable, affirmative action to comply with any conditions the Regulatory Authority places on its approval of the Project Documents, including an application for a supplier license if so required.

7. Construction and Mutual Waiver. The parties agree that each and every provision of the MOU and the Amendment have been mutually negotiated, prepared and drafted by the parties’ respective counsel. The parties further acknowledge that the Amendment materially changes the parties rights and obligations with respect to the Project as set forth in the original MOU. By execution of this Amendment, PREIT, the Developer, Centaur and the Partnership have released and waived any legal or equitable claims related to the rights and obligations of the parties as set forth in the original MOU and terminated by this Amendment. The parties acknowledge that, as of the date of execution of this Amendment, there are no defaults under the MOU or this Amendment, nor does any circumstance currently exist that, but for the giving of notice or the passage of time, or both, would be such a default.

8. Counterparts, Separate Signature Pages and Facsimile Signatures. This Amendment may be executed in several counterparts, by separate signature pages, and/or by facsimile signatures, each of which may be deemed an original, and all such counterparts, separate signature pages, and facsimile signature pages together shall constitute one and the same Amendment.

9. Amended MOU Ratified; Entire Agreement; Amendment. The MOU as amended and modified by this Amendment is hereby ratified and confirmed and supersedes all previous written agreements, all proposal and drafts and all oral agreements and discussions with respect to the subject matter hereof. The MOU or this Amendment cannot be amended or modified except in a writing signed by all parties hereto. Any purported oral amendment or modification of the MOU or this Amendment shall be null and void, and shall have no effect unless and until reduced to writing and signed by all parties hereto.

10. Reimbursement of Pre-Award Costs. Prior to the award of the Racing License, Centaur and the Partnership have requested Rich Zeigler and other employees of the Developer to begin work on the Project. The Developer shall keep track of the time and out-of-pocket costs expended by the Developer prior to the award of the Racing License, and shall bill Centaur monthly for a prorated allocation of the salary and benefits of Rich Zeigler and such other employees of the Developer and all out-of-pocket costs (the “Pre-Award Costs”). Centaur shall cause its parent company to pay such invoices for Pre-Award Costs within sixty (60) days after the commencement of Alternative Gaming at the Project, or if the Project is abandoned, within sixty days following its abandonment. If the Racing License is awarded, any sums paid to the Developer on account of such prorated allocation of the salary and benefits of Rich Zeigler and other employees of the Developer shall be credited against the first sums due and payable under the Development Agreement. Centaur or its parent shall have no obligation to pay out-of-pocket Pre-Award Costs over Ten Thousand Dollars ($10,000.00) unless such amounts are approved by Centaur, the Partnership or the Licensee in writing. The Developer must provide monthly summaries of incurred Pre-Award Costs.

[Signatures on Following Page]

IN WITNESS WHEREOF, the parties have executed this Amendment as of the date and year first above written.

Valley View Downs, L.P.

By:	Centaur Pennsylvania, LLC, its general partner

By:	/s/ Roderick J. Ratcliff
Roderick J. Ratcliff, its manager

Centaur Pennsylvania, LLC

By:	/s/ Roderick J. Ratcliff
Roderick J. Ratcliff, its manager

PR Valley View Downs, L.P.
By:	PR Valley View Downs, LLC, its general partner
By:	PREIT Associates, L.P., its sole member
By:	Pennsylvania Real Estate Investment Trust, its general partner

By:	/s/ Bruce Goldman
Name:	Bruce Goldman
Title:	Executive Vice President

PREIT-Rubin, Inc.

By:	/s/ Bruce Goldman
Name:	Bruce Goldman
Title:	Executive Vice President